Exhibit 10.23

                                [HBS Letterhead]

July 16, 2004

Dr. David Lucas
686 Los Palos Drive
Lafayette, CA  94549

Re:  Labor Dispute Settlement Terms

This letter will serve as the agreement reached between Human BioSystems and David Lucas regarding the accrued salary owed to you and the Labor Commission complaint filed against Human BioSystems (HBS) by you.

The terms of the settlement are as follows:

1. Human BioSystems agrees to pay $2,500 to David Lucas by August 1, 2004 and another $2,500 by August 10, 2004 to be applied against the accrued salary and vacation.

2. Human BioSystems agrees to pay 10% of general use investment funds received by HBS after August 10, 2004 to be applied against any remaining accrued salary and vacation until the full accrued amount is paid.

3. David Lucas agrees to immediately withdraw the complaint filed against HBS with the Labor Commission and to refrain from making any claims against HBS as long as this agreement is being met. The accrued salary is $54,100 and the accrued vacation is $21,429.31 as of the last date of your employment and as of this date.

Please sign below if you are in agreement with the above terms.

Sincerely,                      Agreed to by:

/s/ Harry Masuda                /s/ David Lucas
-----------------              -----------------
Harry Masuda                    David Lucas           Date:  7-16-04
President